Exhibit 10.1

II-VI INCORPORATED, 375 Saxonburg Boulevard, Saxonburg, PA 16056

General Offices: 724-352-4455

II-VI INCORPORATED EXECUTIVE SEVERANCE PLAN

The purpose of the II-VI Incorporated Executive Severance Plan (as amended and in effect from time to time, the “Plan”), is to enhance the Company’s ability to retain designated key executives. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Plan, the following terms have the meanings set forth below:

(a) “Accounting Firm” has the meaning set forth in Section 7.01.

(b) “Accrued Obligations” means vested amounts payable to a Participant upon any termination of employment with the Company, including (i) the Participant’s earned but unpaid Base Salary from the Company through the Date of Termination, (ii) any outstanding Bonus for which payment is due and owing as of the Date of Termination, (iii) any vested employee benefits as determined under the applicable plan, and (iv) any unreimbursed expenses properly incurred and reported by the Participant in accordance with the Company’s business expense reimbursement policy.

(c) “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(d) “Applicable Benefits Multiplier” means a multiplier (expressed as a number of months) contained in a Participant’s Participation Agreement that is used to determine a Participant’s termination benefits under Sections 3.01(b) and 3.02(b).

(e) “Applicable Bonus Multiplier” means the multiplier contained in a Participant’s Participation Agreement that is used to determine the portion of the Participant’s termination benefits described in Section 3.02(a)(B).

(f) “Applicable Protection Period” means the period (expressed as a number of months) contained in a Participant’s Participant Agreement that is used to determine the CIC Period applicable to the Participant.

(g) “Applicable Severance Multiplier” means the multiplier (expressed as a number of months) contained in a Participant’s Participation Agreement that is used to determine the portion of the Participant’s termination benefits described in Sections 3.01(a) and 3.02(a)(A).

(h) “Base Salary” means a Participant’s annual salary for all services rendered as in effect at the time a benefit under the Plan is calculated; provided, however, that in case of a Qualifying Termination as the result of Good Reason triggered by a reduction in Base Salary, “Base Salary” shall mean the Participant’s annual salary as in effect immediately before the event giving rise to Good Reason.

(i) “Board” means the Board of Directors of the Corporate Parent.

(j) “Bonus,” at the time that a benefit under the Plan is calculated, means the bonus(es) payable to a Participant pursuant to the Company’s BIP, GRIP or other incentive bonus plan that is in effect at such time. For this purpose, the “BIP” means he Company’s Bonus Incentive Program and the “GRIP” means the Company’s Goals/Results Incentive Program, in each case as such program may be amended from time to time.

(k) “Cause” means a determination by the Board, in the exercise of its reasonable judgment, that any of the following has occurred with respect to a particular Participant:

(i) the Participant failed to perform adequately the Participant’s employment duties and responsibilities (other than a failure resulting from physical or mental illness or disability), which is not cured within 30 days of receiving written notice from the Company specifying in reasonable detail the duties and responsibilities the Company believes are not being adequately performed;

(ii) the Participant willfully engaged in an act which is materially damaging to the Company;

(iii) the Participant was convicted of, or entered a plea of “guilty” or “no contest” to: (A) a felony; or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(iv) the Participant materially breached any of the covenants set forth in Section 6; or

(v) the Participant engaged in an intentional act of dishonesty resulting, or intended to result, directly or indirectly, in personal gain to the Participant at the Company’s expense.

(l) “Change in Control” means any of the following events that occurs after the Effective Date:

(i) the Corporate Parent is merged or consolidated with another entity the result of which is that immediately following such transaction (A) the persons who were the shareholders of the Corporate Parent immediately prior to such transaction have less than a majority of the voting power of the Corporate Parent or the entity owning or controlling it; or (B) the individuals who comprised the Board immediately prior to such transaction cease to be at least a majority of the members of the Board;

(ii) a majority of the Corporate Parent’s assets are sold or otherwise transferred to another corporation not controlled by or under common control with the Corporate Parent, or to a partnership, firm, entity or one or more individuals not so controlled;

(iii) a majority of the members of the Board consists of persons who were not nominated by or on behalf of the Board, or with the express concurrence of the Board; or

(iv) a single person, or a group of persons acting in concert, obtains voting control over a majority of the Corporate Parent’s outstanding voting shares.

(m) “CIC Period” means the period commencing on the date of a Change in Control and ending on a date that is at the end of the Participant’s Applicable Protection Period following the Change in Control.

(n) “Code” means the U.S. Internal Revenue Code of 1986, as amended (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

(o) “Company” means, collectively, the Corporate Parent and its Affiliates.

(p) “Company Products” means any products or services (i) designed, manufactured, purchased, distributed, sold, assembled, provided and/or marketed by the Company, or (ii) that the Company has planned to design, manufacture, purchase, distribute, sell, assemble, provide or market, and for which a Participant has provided services, or over which a Participant had direct or indirect managerial or supervisory authority, or about which a Participant received Confidential Information.

(q) “Compensation Committee” means the compensation committee of the Board.

(r) “Competitor” means any entity that is involved or engaged in the design, manufacture, purchasing, distribution, sale, assembly, provision or marketing of any products or services that are the same as or similar to Company Products.

(s) “Confidential Information” has the meaning set forth in Section 6.02(b).

(t) “Corporate Parent” means II-VI Incorporated, a Pennsylvania corporation, and any successor thereto.

(u) “Date of Termination” means the date on which a Participant’s employment with the Company terminates.

(v) “Disability” means a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents the Participant from performing his or her essential job functions for a period of (A) 90 consecutive calendar days or (B) an aggregate of 120 calendar days out of any consecutive 12-month period.

(w) “Effective Date” means the closing date of the transactions contemplated by the Agreement and Plan of Merger dated as of November 8, 2018, by and among the Company, Mutation Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Finisar Corporation, a Delaware corporation.

(x) “Eligible Executive” means a full-time employee of the Company who has been designated by the Plan Administrator to be eligible for benefits under the Plan. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301, and 404. Unless the Plan Administrator determines otherwise, the Company’s Chief Executive Officer shall not be an Eligible Executive.

(y) “Equity Award” means an award granted to a Participant covering the common stock of the Company, including stock options, restricted stock, restricted stock units, and performance stock units, granted under any equity incentive plan maintained by the Company from time to time, including: (i) the II-VI Incorporated 2009 Omnibus Incentive Plan, (ii) the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan, (iii) the II-VI Incorporated 2018 Omnibus Incentive Plan, or (iv) any successor plan(s) thereto.

(z) “Equity Award Agreement” means the agreement evidencing, and governing the terms of, an Equity Award.

(aa) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(bb) “Excise Tax” has the meaning set forth in Section 7.01.

(cc) “Good Reason” means, without a Participant’s express written consent:

(i) a material reduction of the Participant’s authority, job duties or responsibilities, provided however that a change in reporting structure only, which results in additional levels of supervision and/or management above the Participant, shall not constitute Good Reason;

(ii) a material reduction by the Company of the Participant’s Base Salary;

(iii) a material increase in the amount of the Participant’s business travel which produces a constructive relocation of the Participant;

(iv) a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction, with the result that the Participant’s overall benefits package is significantly reduced; or

(v) the relocation of the Participant to a facility or a location more than 30 miles from the Participant’s Primary Work Location, unless such relocation results in the Participant’s primary work location being closer to the Participant’s then primary residence, or does not substantially increase the average commuting time of the Participant.

For a Participant to terminate for Good Reason: the Company must be notified by the Participant in writing within 90 days of the event constituting Good Reason; the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”); and such termination must occur within 60 days after the expiration of the Notice Period.

(dd) “Healthcare Coverage” means coverage for a Participant and his or her tax-qualified dependents under the Company’s group health plan that provides medical care (including group dental and vision), based on the applicable plans and the Participant’s coverage elections in effect immediately prior to the Participant’s Date of Termination. The Company’s group health plan does not include other benefits offered under a Company welfare plan such as life insurance and disability insurance.

(ee) “Inventions” means any and all developments, discoveries, inventions, enhancements, modifications and improvements by the Participant to any Company Product.

(ff) “Non-CIC Period” means the period prior to or following a CIC Period.

(gg) “Nonqualifying Termination” means a termination of the Participant’s employment with the Company other than a Qualifying Termination.

(hh) “Participant” means each Eligible Executive who is selected to be a participant in the Plan by action of the Plan Administrator and who has accepted such participation by execution of a Participation Agreement.

(ii) “Payments” has the meaning set forth in Section 7.01.

(jj) “Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan.

(kk) “Plan Administrator” means the Compensation Committee, or, if the Board so determines, another committee of the Board, or the Board itself. To the extent permitted by applicable law, the Plan Administrator may delegate all or any portion of its authority to one or more officers of the Company or a committee consisting of at least two persons.

(ll) “Primary Work Location” means the primary work location for a Participant as set forth in the Participant’s Participation Agreement.

(mm) “Qualifying Termination” means a (i) termination of the Participant’s employment with the Company by the Company other than for Cause, death or Disability, or (ii) termination of the Participant’s employment with the Company as a result of a resignation by the Participant for Good Reason.

(nn) “Release” means the waiver and release of claims substantially in the form attached hereto as Exhibit A.

(oo) “Restricted Period” means the period beginning on a Participant’s Date of Termination and continuing for the number of months following the Date of Termination as specified in the Participant’s Participation Agreement.

(pp) “Restricted Territory” means anywhere in the world where the Company’s Products are designed, manufactured, assembled, marketed or sold.

(qq) “Separation from Service” means a “separation from service” within the meaning of Code Section 409A.

(rr) “Target Bonus Amount” means, with respect to any Year, the amount of the target Bonus for such Year (including under both the BIP and the GRIP, if applicable).

(ss) “Year” means the fiscal year of the Company.

ARTICLE II

PARTICIPATION AND SCOPE OF SEVERANCE BENEFITS

Section 2.01 Participation in the Plan. An Eligible Executive shall become a Participant only if the Eligible Executive is first designated for participation in the Plan as follows: (i) for an Eligible Executive who is an officer subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Eligible Executive must be designated for participation in the Plan by the Compensation Committee; and (ii) for any other Eligible Executive, the Eligible Executive must be designated for participation in the Plan by the Chief Executive Officer of the Corporate Parent. Promptly following such designation, the Company shall provide each Participant a Participation Agreement, which shall specify the benefits the Participant is entitled to receive under the Plan. The party making the eligibility determination under the first sentence of this Section may vary the terms of a Participant’s participation on a case-by-case basis, as set forth in the Participant’s Participation Agreement. A designated Eligible Executive shall not become a Participant unless and until the Participation Agreement is duly executed. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) the Participant’s Nonqualifying Termination, (ii) the completion of the delivery of all benefits under the Plan following a Qualifying Termination under circumstances giving rise to a right to such benefits, or (iii) termination of the Plan prior to a Qualifying Termination as provided in Section 5.01.

Section 2.02 Conditions. As a condition precedent to entitlement of each Participant to benefits under Sections 3.01 and 3.02 of the Plan, the Participant agrees to each of the following:

(a) The Participant shall have executed, within 21 days, or if required for an effective release, 45 days, following the Participant’s Date of Termination, the Release, and the applicable revocation period set forth in such release shall have expired.

(b) The Participant agrees to execute a resignation letter stating that, effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the Participant resigns from all positions with the Company, whether as an employee, an officer, a director or otherwise.

(c) The Participant shall reaffirm his or her agreement to abide by the covenants set forth in Section 6.

Section 2.03 No Duty to Mitigate; Non-duplication.

(a) A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise, and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

(b) The Company does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under the Plan to a Participant shall be reduced by any severance benefits to which the Participant would otherwise be entitled under the Participant’s offer letter or employment agreement with the Company (if applicable), or any general severance policy or plan maintained by the Company that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) laws or mandatory severance benefits under the laws of any other applicable jurisdiction. Any such reductions or offsets in severance benefits shall be made in a manner that complies with Code Section 409A (if applicable).

ARTICLE III

TERMINATION BENEFITS

Section 3.01 Qualifying Termination During a Non-CIC Period. If a Participant incurs a Qualifying Termination and his or her Date of Termination is during a Non-CIC Period, then, in addition to any Accrued Obligations, the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):

(a) Cash Severance. An amount equal to the product of (i) the Participant’s Applicable Severance Multiplier, and (ii) the Participant’s monthly rate of Base Salary.

(b) Healthcare Coverage Payment. An amount equal to the product of (i) the Participant’s Applicable Benefits Multiplier and (ii) the full total monthly premium cost (i.e., the Participant’s and the Company’s portion) for the Participant’s Healthcare Coverage.

Section 3.02 Qualifying Termination During a CIC Period. If a Participant incurs a Qualifying Termination and his or her Date of Termination is during a CIC Period, then, in addition to any Accrued Obligations, the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):

(a) Cash Severance. An amount equal to (A) the product of (i) the Participant’s Applicable Severance Multiplier and (ii) the Participant’s monthly rate of Base Salary, plus (B) the product of (i) the Participant’s Applicable Bonus Multiplier and (ii) the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs.

(b) Healthcare Coverage Payment. An amount equal to the product of (i) the Participant’s Applicable Benefits Multiplier and (ii) the full total monthly premium cost (i.e., the Participant’s and the Company’s portion) for the Participant’s Healthcare Coverage.

(c) Equity Vesting. Any unvested Equity Awards will become fully vested and, if applicable, each such Equity Award shall remain exercisable for the period set forth in the applicable Equity Awards Agreement. For the avoidance of any doubt, the provisions of this Section 3.02(c) shall supersede the provisions contained in the applicable Equity Awards Agreements, provided that the provisions of the Equity Award Agreements will control to the extent such provisions are more favorable to the Participant. In the case of any performance-based Equity Awards, “full vesting” means vesting based on the level of performance adjustment determined under the terms of the applicable Equity Award Agreement in connection with the Change in Control.

ARTICLE IV

FORM AND TIME OF PAYMENT

Section 4.01 Payments for a Qualifying Termination During a Non-CIC Period. The amount contemplated under Section 3.01(a) shall be paid in accordance with the Company’s regular pay schedule in substantially equal installments over a period equal to a Participant’s Applicable Severance Multiplier following the Participant’s Date of Termination. The amount contemplated under Section 3.01(b) shall be paid in a lump sum cash payment 60 days following the Date of Termination. In both cases, the payments described shall be conditioned on the Participant providing the Company with (and not revoking) a Release, no later than 60 days after the Participant’s Date of Termination. Any payments will commence in the next pay period after the Release becomes effective (not more than 75 days after the Participant’s Date of Termination), including a lump sum for any payments for any payroll periods from the Date of Termination through the date the Release becomes effective.

Section 4.02 Payments for a Qualifying Termination During a CIC Period. The amounts contemplated under Section 3.02(a) and Section 3.02(b) shall be paid in a lump sum cash payment 60 days following the Date of Termination, provided that the Participant has provided, and not revoked, the Release by such date. Vesting of Equity Awards under Section 3.02(c) shall also be conditioned on the Participant providing, and not revoking, the Release within 60 days following the Date of Termination. Payment of any restricted stock units as a result of such vesting shall be made no later than 75 days following the Date of Termination, subject to compliance with the requirements of Code Section 409A.

ARTICLE V

AMENDMENT / TERMINATION OF PLAN

Section 5.01 Plan Amendment and Termination. This Plan may be amended or terminated by action of the Board; provided, however, that any amendment or termination that reduces or eliminates potential termination benefits under Article III for a Participant shall not, without the Participant’s prior written consent: (i) be effective for any Qualifying Termination until one year after notice is provided to the Participant; and (ii) be effective until after the end of the applicable CIC Period if a Change in Control occurs while this Plan is in effect.

ARTICLE VI

COVENANTS

Section 6.01 Full Time, Best Efforts and Conduct. Each Participant covenants and agrees to devote all of the Participant’s business time and efforts to the faithful performance of the duties assigned to the Participant from time to time by the Company, except to the extent that the Company expressly permits the Participant to engage in outside activities during business hours. The Company and the Participant acknowledge that, from time to time, the Participant may either desire or be asked by the Company to engage in business activities or perform business services for the benefit of third parties, such as, e.g., serving as an outside director or consultant for another company. In each case, the Participant’s involvement in such business activities or services shall be subject to the mutual agreement and approval of both the Company and the Participant. The Participant shall at all times engage in conduct in accordance with the highest standards of ethics and shall take no action that will harm the reputation of the Company. To every extent not inconsistent with the terms of this Agreement, the terms and conditions of the Participant’s employment are also governed by the Company’s personnel policies and employee handbook, as they may be issued and amended from time to time

Section 6.02 Confidential Information.

(a) Nondisclosure and Non-Use. Both during the term of a Participant’s employment with Company and thereafter, the Participant covenants and agrees that the Participant (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of the Company; (ii) shall not disclose to any third party any Confidential Information, except as may be required by the Company in the course of the Participant’s employment or by law; and (iii) shall not use Confidential Information except for the benefit of the Company. The Participant acknowledges that Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of the Company’s business, and that its disclosure would cause substantial and irreparable injury to the Company’s business.

(b) Definition of Confidential Information. “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, the Participant in connection with the Participant’s past, present or future employment with the Company and that relates to the business, products, services, research or development of any of the Company or its suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.

(c) Not Confidential Information. Confidential Information shall not include information that the Participant can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality by the Participant; (ii) was rightfully received by the Participant from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to the Participant on a non-confidential basis prior to the Participant’s employment with the Company.

(d) Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and the Participant will bear the burden of proving that any Confidential Information is publicly or rightfully known by the Participant.

(e) Return of Confidential Information and Materials. Each Participant agrees to return to the Company either before or immediately upon the termination of the Participant’s employment with the Company any and all information, materials or equipment which constitutes, contains or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of the Company in the possession, custody or control of the Participant which was obtained by the Participant during the course of or as a result of the Participant’s employment with the Company, whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for the Participant. The Participant shall also provide the Company, if requested to do so, the name of the new employer of the Participant and the Company shall have the right to advise any subsequent employer of the Participant’s obligations hereunder.

Section 6.03 Inventions.

(a) Ownership of Inventions. Any and all Inventions created or developed by a Participant alone or with others during the term of the Participant’s employment, whether or not during working hours and whether on the Company’s premises or elsewhere, shall be deemed works for hire and will be the sole and exclusive property of the Company if the Invention is:

(i) within the scope of the Participant’s duties assigned or implied in accordance with the Participant’s position; or

(ii) a product, service, or other item which would be in competition with Company Products or which is related to Company Products, whether presently existing, under development, or under active consideration; or

(iii) in whole or in part, the result of the Participant’s use of the Company’s resources, including, without limitation, personnel, computers, equipment, facilities or otherwise.

(b) Assignment of Inventions. Each Participant shall promptly and fully disclose all Inventions to the Company and shall cooperate and perform all actions reasonably requested by the Company to establish, confirm and protect the Company’s right, title and interest in each such Invention. During the term of the Participant’s employment with the Company and after termination of such employment, if the Company should then so request, the Participant agrees to assign and does hereby assign to the Company all rights in the Inventions. The Participant agrees to execute and deliver to the Company any instruments the Company deems necessary to vest in the Company all title to and rights in the Inventions which the Participant is legally authorized to grant. The Participant agrees to execute and deliver to the Company all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections that the Company may desire. The Participant further agrees to assist fully the Company or its nominees in the preparation and prosecution of any litigation connected with the Inventions. If the Company is unable because of the Participant’s mental or physical incapacity or for any other reason (including, but without limitation, the Participant’s refusal to do so after request therefor is made by the Company) to secure the Participant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions belonging to or assigned to the Company pursuant to this Agreement, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney-in-fact to act for and on the Participant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by the Participant.

Section 6.04 Non-Competition. Each Participant covenants and agrees that, during the term of the Participant’s employment with the Company and the Restricted Period, the Participant shall not, directly or indirectly, for the benefit of the Participant or others, as an employee, principal, agent, stockholder, consultant, or in any other capacity, (i) work for a Competitor; or (ii) have a financial interest in any Competitor, within the Restricted Territory. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than 5% of the outstanding securities of any class of a corporation which is publicly traded, so long as the Participant has no active participation in the business of any such corporation.

This covenant on the part of the Participant shall be construed as an agreement independent of any other provision of this Plan or applicable Participation Agreement; and the existence of any claim or cause of action of the Participant against the Company, whether predicated on this Plan, Participation Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. The Participant expressly agrees that the restrictions of this Section 6 will not prevent the Participant from otherwise obtaining gainful employment upon termination of the Participant’s employment with the Company.

Section 6.05 Non-Solicitation of Business Associates. During the Restricted Period, the Participant shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of the Company to terminate or alter its relationship with the Company , or introduce, offer or sell, to or for any customer or business associate, any products or services that compete with the Company Products.

Section 6.06 Non-Solicitation of Employees. During the Restricted Period, no Participant shall, directly or indirectly, induce, solicit or encourage any employee of the Company to terminate or alter his or her relationship with the Company.

ARTICLE VII

FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE IN CONNECTION WITH A CHANGE IN CONTROL

Section 7.01 Adjustments to Payments. Anything in this Plan to the contrary notwithstanding, if (a) it is determined that any payment or distribution by the Company to the Participant or for the Participant’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or (b) any interest or penalty is incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Participant received all of the Payments. The Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

Section 7.02 Determinations. All determinations required to be made under this Article VII, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the applicable Participant at such time as may be requested by the Company, or earlier within 15 business days of the receipt of notice from the Participant that there has been a Payment. If the Accounting Firm that the Company selects is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Plan Administration. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 8.02 Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold.

Section 8.03 Successors’ Binding Obligation. The Plan will be binding upon any successor to the Corporate Parent, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Corporate Parent would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Corporate Parent shall require any successor to the Corporate Parent to expressly and unconditionally assume the Plan in writing and honor the obligations of the Corporate Parent and any applicable Affiliates hereunder, in the same manner and to the same extent that the Corporate Parent and such Affiliates would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 8.04 No Assignment or Transfer; Beneficiaries; Unfunded Obligations. Except as otherwise determined by the Plan Administrator, benefits payable under this Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Plan Administrator, benefits earned but unpaid under this Plan shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Plan Administrator or, in the absence of an authorized beneficiary designation, by a legatee or legatees of the Participant’s Plan benefit under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Plan benefit in accordance with the

Participant’s will or the laws of descent and distribution. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 8.05 Compensation Recoupment. All awards, amounts or benefits received or outstanding under this Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions. Each Participant shall be deemed to have acknowledged and consented to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

Section 8.06 Notice.

(a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by hand, recognized expedited courier service, or email, postage and other fees prepaid, addressed as follows:

If to the Participant:

To the most recent address or email address of the Participant set forth in the personnel records of the Company

If to the Company:

II-VI Incorporated

5000 Ericsson Drive

Warrendale, PA 15806

Attention: Chief Legal Officer

Email: ChiefLegalOfficer@II-VI.com

or to such other address as either party may have furnished to the other in writing in accordance herewith.

(b) A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated, and (iii) specify the Date of Termination. In the case of a termination by the Company other than a termination for Cause, the Date of Termination shall not be less than 30 days after the notice of termination is given. In the case of a termination by the Participant, the Date of Termination shall be the date that the cure period contemplated under Section 1.01(aa) has expired if the Company has failed to remedy within such period the circumstances constituting Good Reason. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, or preclude the Participant or the Company, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

Section 8.07 Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles, to the extent Pennsylvania laws are not preempted by ERISA. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

Section 8.08 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by one party of the other party’s of a breach of, or failure to comply with,, a condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have hereunder, including without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right, or of any other provision or right.

Section 8.09 Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan and any payments provided hereunder are intended to comply with, or be exempt from, Code Section 409A. The Plan shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption, including, to the maximum extent possible, exemptions for separation pay due to Separation from Service and/or short-term deferrals. Any payments provided under the Plan to be made upon a Participant’s termination of employment with the Company that constitute deferred compensation subject to Code Section 409A shall only be made if such termination of service constitutes a Separation from Service. Each installment payment provided under the Plan shall be treated as a separate identified payment for purposes of Code Section 409A. The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Code Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Code Section 409A. If a Participant is a “specified employee” under Code Section 409A at his or her Date of Termination, to the extent necessary to avoid the imposition of any additional taxes under Code Section 409A, any payments to be made upon the Participant’s Separation from Service that constitute deferred compensation subject to Code Section 409A and that are scheduled to be made within six months following the Participant’s Date of Termination shall be delayed, without interest, and paid in a lump sum on the earlier of (i) the first payroll date to occur following the six month anniversary of the Participant’s Date of Termination, or (ii) the Participant’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule.

Section 8.10 No Right to Continued Employment. Neither the establishment of the Plan, nor any modification of it, and no creation of any fund, trust or account, or payment of any benefits, will be construed as giving any Participant, or any other person, the right to be retained in the service of the Company, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.

ARTICLE IX

CLAIMS, INQUIRIES, APPEALS

Section 9.01 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan, and inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, addressed to the Company in accordance with the notice provisions set forth in the Plan.

Section 9.02 Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs in order to complete the review, and an explanation of the Plan’s review procedure.

This written notice will be given to the Participant within 30 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 30 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 30 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

Section 9.03 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but is not required to) appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review must be in writing and addressed to the Company in accordance with the notice provisions set forth in the Plan.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material the Plan Administrator deems necessary or appropriate in connection with his or her review.

Section 9.04 Decision on Review. The Plan Administrator will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 20 days). If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 20-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. If the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions on which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 9.04, the application will be deemed denied on review.

Section 9.05 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, that are necessary or appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal to do so at the applicant’s own expense.

Section 9.06 Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 9.01, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.03, and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied under Section 9.04).

Section 9.07 Final Dispute Resolution; Limitations on Legal Action.

(a) General. Except as provided in Section 9.07(c) below, all claims and disputes under this Plan (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Plan, and any pendant state claims not preempted by ERISA) must follow the claims procedures described in Sections 9.01 through 9.06, before a claimant may take action in any other forum regarding a claim for benefits under the Plan. Any action initiated by a claimant under the Plan must be brought within one year of a final determination on the claim, or the claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.

(b) Claims for Benefits. After following the claims procedures described in Sections 9.01 through 9.06, the following provisions apply to any further disputes, claims, questions or disagreements that may arise regarding this Plan. Except to the extent set forth in Section 9.07(c), any such dispute shall be finally settled by arbitration conducted expeditiously in accordance with the rules of the American Arbitration Association by three independent and impartial arbitrators. Each party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint the third. The arbitration shall be conducted in English, and shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction. The place of arbitration shall be Pittsburgh, Pennsylvania. The arbitrators are not empowered to award damages in excess of economic and compensatory damages.

(c) Injunctive Relief. Notwithstanding any provision in the Plan to the contrary, if a Participant violates a covenant contained in Section 6 and the Company would be caused immediate, material and irreparable harm for which money damages might not be adequate compensation, the Company shall be entitled to injunctive or other equitable relief in addition to any other remedies provided by law, in equity or otherwise. The Restricted Period applicable to the Participant shall be extended by any period of time in which the Participant is in breach of the covenants contained in Section 6 and for any period of time necessary to secure an order of court or injunction, either temporary or permanent, to enforce any of the covenants contained in Section 6.

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Agreement”) is made and entered into by ___________________ (“Executive” or “Your” or “Your”) (collectively, referred to in this Agreement as “Executive”) and II-VI Incorporated, any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and executive benefit programs of any of them, and their agents and insurers (collectively, referred to in this Agreement as “II-VI” or the “Company”). This Agreement shall become effective upon the signing of this Agreement by You or, if applicable, as defined in Section 9.2 below.

In consideration of the severance pay and benefits provided to Executive as set forth in the II-VI Incorporated’s Executive Severance Plan (the “Severance Plan”), as well as any promises set forth in this Agreement, Executive agrees as follows:

1. Release of Claims.

1.1 In exchange for the Company providing You with the payments and other benefits set forth in the Severance Plan, You, and Your spouse, attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns, hereby unconditionally release and completely and forever discharge the Company, on behalf of and for the benefit of itself, all related corporate entities and partnerships, and each of their past, present and future employees, officers, directors, attorneys, owners, partners, members, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns (“Released Parties”), from any and all rights, claims, causes of action, or lawsuits whether known or unknown, that you ever had, now have, or may have against any or all of the Released Parties up to the date of execution of this Agreement including, without limitation, any and all claims you had, have, or may have arising out of or relating to your employment with the Company or the separation of that employment, for any and all reasons.

You specifically release Released Parties from any rights or claims that you may have based upon the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Family and Medical Leave Act, Sections 1981 through 1988 of U.S.C. Title 42, all as amended, and any rules or regulations under such laws and authorities; all Pennsylvania employment discrimination laws, including but not limited to the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Act; the Pennsylvania Minimum Wage Act; the Pennsylvania Wage Payment and Collection Law; Pennsylvania statutes regarding whistleblower protection, personnel Files, criminal records, wage complaints, retaliation; all as amended together with all of their respective implementing regulations; and/or any other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions. You also release the Released Parties from any claim for negligence, wrongful discharge, unfair treatment, defamation, breach of public policy, express or implied contract, or any other claims arising under common law that relate in any way to your employment with the Company or the termination thereof. The foregoing description of claims is intended to be illustrative and is not exhaustive. The Parties intend this release to be a release of any and all claims to the fullest extent permissible under law. This waiver and release is of Your rights to all remedies and damages available to You in law or equity, including but not limited to Your right to compensation, backpay, front pay, non-economic damages, punitive and exemplary damages, statutory damages, attorneys’ fees, injunctive relief and declaratory judgments. This general release does not extend to claims which You do not know or suspect exist at the time of executing the release, which if known by You would have materially affected Your entering into this Agreement with the Company.

1.2 Notwithstanding the release contained in Section 1.1, You do not waive (i) Your entitlement to receive any 401(k), pension plan benefits, or Company ERISA-covered benefits that shall have vested (if any) as of the date You sign this Agreement to the extent You have any entitlement to those benefits under the terms of the relevant plans, or (ii) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.

1.3 The release contained in Section 1.1 above does not apply to any claim or rights that may arise after that date You sign this Agreement or claims that the controlling law clearly states may not be released by private agreement. You also understand that You are not waiving Your rights to unemployment compensation.

2.0 Covenant Not to Sue.

2.1 You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial action, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 1.1 above; provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of the Severance Plan in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf. Notwithstanding the foregoing, nothing herein shall limit Your right to receive an award for information provided to the Securities and Exchange Commission.

Nothing in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures.

2.2 Should You file a lawsuit with any court concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of Section 2.1 above, You agree (i) that any amounts payable or paid to You, as applicable, pursuant to Section 2 of the Severance Plan shall no longer be payable and, if already paid, shall promptly be returned to the Company and (ii) to the fullest extent allowed by applicable law, to indemnify the Released Parties for all costs and expenses incurred by them in defending such lawsuit. You further agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

2.3 You agree not to advocate or incite the institution of, or assist or participate in, any suit, unrest, complaint, charge or administrative proceeding by any other person against any of the Released Parties, unless compelled by legal process to do so. Nothing in this Section 2 shall prohibit any Party from lawfully participating or cooperating in an investigative proceeding of any federal, state or local government agency.

3.0 Non-Admission of Liability. You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner.

4.0 Confidentiality of Agreement. You also acknowledge and agree that You shall not publicize, communicate, authorize or permit the publication or communication in any form whatsoever of the contents of this Agreement or the events giving rise thereto, except to Your immediate family, Your financial advisors and/or legal counsel, or where required by law.

5.0 Representations and Indemnification.

5.1 You represent to the company that You will abide by any and all post-employment restrictive covenants You signed or entered into in connection with Your employment, including but not limited to, covenants relating to competition, solicitation or hiring of employees, solicitation of customers, and confidentiality.

5.2 You agree that You will indemnify and hold the Released Parties harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Released Parties arising out of Your breach of any portion of this Agreement or any post-employment restrictive covenant You signed or entered into in connection with Your employment. You also agree and understand that Your entitlement to and retention of the Severance Benefits the Company has agreed to provide to You are expressly conditioned upon Your fulfillment of Your promises herein and any applicable post-employment restrictive covenants, and You agree that if You breach this Agreement or any applicable post-employment restrictive covenants that any amounts payable or paid to You, as applicable, pursuant to the Severance Plan, shall no longer be payable and, if already paid, shall promptly be returned to the Company within seven days of the Company providing you with written notice of Your breach of any provision of this Agreement or any applicable post-employment restrictive covenants, to the extent permitted or required by law. The Company shall determine whether a breach has occurred in its sole discretion and under any applicable law or regulation.

6.0 Miscellaneous.

6.1 Governing Law and Venue. This Agreement and all things relating or pertaining to it shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to conflict of laws principles. Any action relating to this Agreement must be instituted in the courts of Butler County, Pennsylvania, or the federal courts of the Western District of Pennsylvania. The Company and Employee hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue or jurisdiction.

6.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any of its provisions is prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, and severed from this Agreement without invalidating any other part of this Agreement.

6.3 Proper Construction. The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against either the Parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in its interpretation.

6.4 Survival. You acknowledge that the covenants in the Severance Plan, and any provisions contained in the Severance Plan that are intended to survive following termination of Your employment, shall survive the execution of this Agreement by You. You further acknowledge that any and all post-employment restrictive covenants You signed in connection with Your employment, including covenants relating to competition, solicitation or hiring, and agreements not to compete, remain in full force and effect , and a breach of those covenants or agreements will also constitute a breach of this Agreement.

6.5 Amendments. This Agreement may be modified, altered or terminated only by an express written agreement between You and the Company, that is signed by both parties, and to which a copy of this Agreement is attached.

6.6 Counterparts. This Agreement may be signed in counterparts, which together shall be treated as one document.

7.0 Acknowledgment.

7.1 You confirm that, to the best of Your knowledge, You have returned to the Company all of its property, including without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that contain the Company information from any computer or other device that remains Your property after the Termination Date, provided such information is not subject to an ongoing litigation hold.

7.2 You acknowledge that, if you are age 40 or over, You have had 21 days, or if required for an effective release, 45 days, after receipt of this Agreement (and Appendix A if required to be attached hereto) to consider whether to execute it, and you understand all the provisions of this agreement. You also understand that, after you execute this Agreement, you have seven days to revoke the portion of this Agreement that relates to waiver and release of any claim you might assert under the Age Discrimination in Employment Act (“ADEA”). The parties agree that no payment set forth in the Severance Plan will be made until after the seven day revocation period has expired (the eighth day after You execute this Agreement being the “Effective Date” of this Agreement for those age 40 or over). You understand that, by signing this Agreement, You are not waiving or releasing any ADEA claims based on actions or omissions that occur after the date You sign. You agree that any revocation of Your ADEA waiver and release must be made in writing and postmarked on or before the seventh day following the execution of this Agreement and sent by certified mail to the respective company contact at the addresses set forth in Section 8.06 of the Severance Plan.

9.3 With the exception of any payments and other benefits set forth in the Severance Plan or any signed retention bonus agreement, and of your final paycheck (to include Your regular wages and any accrued but unused vacation or other paid time off to be delivered by the next regularly scheduled payday or otherwise as required by law), You acknowledge payment of all compensation due to You by the Company.

9.4 You acknowledge that You have been advised in writing, and hereby are advised, to seek legal counsel concerning the terms of this Agreement. You warrant that you have read this Agreement, are knowingly and voluntarily entering into it and intend to be legally bound by it, and that your agreement to it is not the result of coercion or duress by the Company. You certify and agree that you are authorized and competent to sign this Agreement, and that you are receiving valuable and adequate consideration under it.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT (1) YOU HAVE CAREFULLY READ AND CONSIDERED THIS AGREEMENT; (2) HAVE BEEN GIVEN SUFFICIENT TIME TO CONSIDER WHETHER TO SIGN IT; (3) RECOGNIZE AND UNDERSTAND THAT IT CONTAINS A FULL AND FINAL RELEASE BY YOU OF ALL CLAIMS OF EVERY KIND AGAINST THE COMPANY ARISING UP TO THE TIME YOU SIGN IT, WHETHER YOU CURRENTLY KNOW OR SUSPECT THOSE CLAIMS TO EXIST; AND (4) KNOWINGLY AND VOLUNTARILY CONSENT TO THE TERMS OF THIS AGREEMENT WITH FULL UNDERSTANDING OF THEIR MEANING.

IN WITNESS WHEREOF, Executive has executed this General Release Agreement as of the date set forth below.

EXECUTIVE

Date:

Received, Acknowledged and Accepted:

II-VI INCORPORATED

By:
[Name, Title]

Date: